                                  EXHIBIT 11.1

                             Weighted Average Shares
                         Period ended December 31, 2000

                                                                              Shares issued  Three Months  Twelve Months

Shares outstanding at beginning of period                                       1,759,416    1,759,416      1,759,416
January 1, 2000..............   Issuance of shares for executive compensation       3,077        3,077          3,069
January 28, 2000.............   Release of holdback shares                          5,175        5,175          4,778
March 5, 2000................   Release of holdback shares                          8,194        8,194          6,735
March 7, 2000................   Release of holdback shares                          1,164        1,164            950
March 22, 2000...............   Release of holdback shares                          2,797        2,797          2,169
May 5, 2000..................   Issuance of earnout shares                        127,868      127,868         80,574
June 20, 2000................   Release of holdback shares                             84           84             45
July 20, 2000................   Purchase of fractional shares                         (45)         (45)           (30)
July 20, 2000................   Issuance of shares for amendment fee              183,922      183,922         81,631
                                                                                ---------    ---------      ---------
Weighted average shares outstanding for basic earnings per share                2,091,652    2,091,652      1,939,337
Options outstanding at December 31, 2000: 314,443 shares; total
   exercise proceeds: $14,115,430; average price of option $45.19                      --           --             --
Warrants outstanding at December 31, 2000: 47,919 shares;
   exercise price: $30.34 per share;                                                   --           --             --
Earnout shares of 677,018 held at December 31, 2000; stock price
   $0.50                                                                               --           --             --
                                                                                ---------    ---------      ---------
Total shares outstanding for fully diluted earnings per share                   2,091,652    2,091,652      1,939,337
                                                                                =========    =========      =========
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      The effect of options and warrants, earnout shares and shares held in escrow have been excluded at December 31, 2000, as the effect would be antidilutive. Additionally, shares issuable upon conversion of the convertible subordinated debentures have been excluded at December 31, 2000, as the effect would be antidilutive due to the adjustment (decrease in net loss) for interest expense.